As filed with the Securities and Exchange Commission on July 18, 2017

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form F-10

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PEMBINA PIPELINE CORPORATION

(Exact name of Registrant as specified in its charter)

Alberta	1382	98-0507771
(Province or other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number, if any)

4000, 585-8th Avenue SW

Calgary, Alberta

Canada, T2P 1G1

(403) 231-7500

(Address and telephone number of Registrant’s principal executive offices)

DL Services Inc.

701 Fifth Avenue, Suite 6100

Seattle, Washington 98104

(206) 903-8800

(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:

Daniel M. Miller Dorsey & Whitney LLP Suite 1070, 1095 West Pender Street Vancouver, British Columbia Canada V6E 2M6 (604) 630-5199	J. Scott Burrows Senior Vice President and Chief Financial Officer Pembina Pipeline Corporation 4000, 585-8th Avenue SW Calgary, Alberta Canada T2P 1G1 (403) 231-7500	Jeff Bakker Blake, Cassels & Graydon LLP 3500, 855 – 2nd Street S.W. Calgary, Alberta Canada T2P 4J8 (403) 260-9600

Approximate date of commencement of proposed sale to the public:

From time to time after the effective date of this registration statement.

Province of Alberta, Canada

(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box below):

A. ☐	upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).

B. ☒	at some future date (check appropriate box below)

1. ☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than seven calendar days after filing).

2. ☐	pursuant to Rule 467(b) on ( ) at ( ) (designate a time seven calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).

3. ☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☒	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf prospectus offering procedures, check the following box.  ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Shares
Warrants
Preferred Shares
Subscription Receipts
Units
Total	US$2,354,100,000	US$2,354,100,000	US$272,841

(1)	There are being registered under this registration statement such indeterminate number of common shares, warrants, preferred shares or subscription receipts of the Registrant, and a combination of such securities, separately or as units, as may be sold by the Registrant from time to time, which collectively shall have an aggregate initial offering price of not to exceed US$2,354,100,000 (converted from Cdn.$3,000,000,000 at an exchange rate of Cdn$1.00=US$0.7847, which was the daily exchange rate as reported by the Bank of Canada on July 13, 2017, a date within 5 business days of filing this registration statement ). The securities registered hereunder also include such indeterminate number of each class of identified securities as may be issued upon conversion, exercise or exchange of any other securities that provide for such conversion into, exercise for or exchange into such securities. Separate consideration may or may not be received for securities that are issuable on exercise, conversion or exchange of other securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, the common shares being registered hereunder include such indeterminate number of common shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends, or similar transactions. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant in connection with the sale of the securities under this registration statement.
(2)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission but is not yet effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there by any sale of securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A copy of this preliminary short form prospectus has been filed with the securities regulatory authorities in each of the provinces of Canada but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form prospectus is obtained from the securities regulatory authorities.

Base Shelf Prospectus

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

This short form prospectus has been filed under legislation in each of the provinces of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Pembina Pipeline Corporation, at #4000, 585 - 8th Avenue S.W., Calgary, Alberta, T2P 1G1, telephone (403) 231-7500, and are also available electronically at www.sedar.com.

SUBJECT TO COMPLETION, DATED JULY 18, 2017

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue	July 18, 2017

PEMBINA PIPELINE CORPORATION

$3,000,000,000

Common Shares

Preferred Shares

Warrants

Subscription Receipts

Units

Pembina Pipeline Corporation (“Pembina” or the “Corporation”) may offer and issue, from time to time: (i) common shares in the capital of the Corporation (the “Common Shares”); (ii) preferred shares in series in the capital of the Corporation (the “Preferred Shares”); (iii) warrants to purchase Common Shares (the “Warrants”); (iv) subscription receipts of the Corporation (the “Subscription Receipts”); and (v) units comprising any combination of the foregoing, (the “Units”, and together with the foregoing, collectively, the “Securities”) of up to $3,000,000,000 aggregate initial offering price of Securities (or the equivalent thereof in one or more foreign currencies or composite currencies, including United States dollars) during the 25 month period that this prospectus, including any amendments hereto, is valid. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in one or more shelf prospectus supplements (each, a “Prospectus Supplement”).

The Corporation is permitted, under a multi-jurisdictional disclosure system adopted by the United States, to prepare this prospectus in accordance with Canadian disclosure requirements. Pembina’s financial statements included or incorporated herein, if any, have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, and thus may not be comparable to financial statements of United States companies. Prospective investors should be aware that such requirements are different from those of the United States. The ability of prospective investors to enforce civil liabilities under United States federal securities laws may be affected adversely by the fact that the Corporation is incorporated under the laws of Canada, that some or all of its officers and directors may be residents of Canada, that some or all of the experts named in this prospectus may be residents of Canada and that all or a substantial portion of the Corporation’s assets and the assets of said persons are located outside the United States.

Prospective investors should be aware that the purchase of Securities may have tax consequences, both in the United States and Canada, which may not be fully described herein or in any applicable Prospectus Supplement. Prospective investors should read the tax discussion, if any, in the applicable Prospectus Supplement and consult with an independent tax advisor.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES REGULATORY AUTHORITY NOR HAS THE SEC OR ANY STATE SECURITIES REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable: (i) in the case of Common Shares, the number of Common Shares offered, the issue price and currency (in the event the offering is a fixed price distribution), the manner in which the offering price and currency will be determined (in the event the offering is a non-fixed price distribution) and any other terms specific to the Common Shares being offered; (ii) in the case of Preferred Shares, the designation of the particular series, the number of Preferred Shares offered, the offering price or the manner of determining the offering price, the currency in which the Preferred Shares are offered, any voting rights, the dividend rate, the dividend payment dates, and terms for redemption at the option of Pembina or the holder, any exchange or conversion terms and any other specific terms; (iii) in the case of Warrants, the designation, number and terms of the Common Shares purchasable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise, the currency in which the Warrants are offered and any other specific terms; (iv) in the case of Subscription Receipts, the number of Subscription Receipts offered, the issue price, the currency, the terms, conditions and procedures for the conversion or exercise of such Subscription Receipts into or for Common Shares or other securities or pursuant to which the holders thereof will become entitled to receive Common Shares or such other securities, and any other terms specific to the Subscription Receipts being offered; and (v) in the case of Units, the number of Units offered, the issue price, the currency, the terms of the Units and of the securities comprising the Units and any other terms specific to the Units being offered. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to such Securities will be included in the Prospectus Supplement describing such Securities. The Corporation may also include in a Prospectus Supplement specific terms pertaining to the Securities which are not within the options and parameters set forth in this prospectus.

All shelf information permitted under applicable laws to be omitted from this prospectus will be contained in one or more Prospectus Supplements that will be delivered to prospective purchasers together with this prospectus. Each Prospectus Supplement will be deemed to be incorporated by reference into this prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the offering of Securities to which the Prospectus Supplement pertains.

Securities offered pursuant to this prospectus and any related Prospectus Supplement will constitute a public offering of such Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such Securities. Pembina may sell the Securities to or through underwriters or dealers purchasing as principals, and may also sell the Securities directly to one or more purchasers pursuant to applicable statutory exemptions or through agents. The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter, dealer or agent, as the case may be, engaged by Pembina in connection with the offering and sale of the Securities, and will set forth the terms of the offering of such Securities, including the method of distribution of such Securities, the proceeds to Pembina and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution. Securities may be sold from time to time in one or more transactions at a fixed price or fixed prices, or at non-fixed prices. If offered on a non-fixed price basis, Securities may be offered at market prices prevailing at the time of sale or at prices to be negotiated with purchasers at the time of sale, which prices may vary as between purchasers and during the period of distribution. If Securities are offered on a non-fixed price basis, the underwriters’ compensation will be increased or decreased by the amount by which the aggregate price paid for Securities by the purchasers exceeds or is less than the gross proceeds paid by the underwriters to Pembina. See “Plan of Distribution”.

Except as set out in a Prospectus Supplement relating to a particular offering of Securities, in connection with any offering of Securities, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions intended to fix or stabilize the market price of the Common Shares at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time. See “Plan of Distribution”.

No underwriter, dealer or agent has been involved in the preparation of this prospectus or performed any review of the contents of this prospectus.

The issued and outstanding Common Shares of the Corporation are listed on the Toronto Stock Exchange (the “TSX”) under the symbol “PPL”. On July 17, 2017, the last trading day before the date of this prospectus, the closing price of the Common Shares on the TSX was $42.85. The issued and outstanding Common Shares of the Corporation are also listed on the New York Stock Exchange (the “NYSE”) under the symbol “PBA”. On July 17, 2017, the last trading day before the date of this prospectus, the closing price of the Common Shares on the NYSE was US$33.82. The issued and outstanding series 1 class A preferred shares, series 3 class A preferred shares, series 5 class A preferred shares, series 7 class A preferred shares, series 9 class A preferred shares, series 11 class A preferred shares, and series 13 class A preferred shares of Pembina are listed for trading on the TSX under the symbols “PPL.PR.A”, “PPL.PR.C”, “PPL.PR.E”, “PPL.PR.G”, “PPL.PR.I”, “PPL.PR.K” and “PPL.PR.M” respectively. On July 17, 2017, the last trading day before the date of this prospectus, the closing prices of the series 1, series 3, series 5, series 7, series 9, series 11 and series 13 class A preferred shares were $21.11, $21.97, $23.85, $23.21, $25.00, $26.67 and $26.62, respectively. The issued and outstanding series F convertible debentures of Pembina are listed for trading on the TSX under the symbol “PPL.DB.F”. On July 17, 2017, the last trading day before the date of this prospectus, the closing price of the series F convertible debentures was $145.99.

There is no market through which the Preferred Shares, Warrants, Subscription Receipts or Units issuable pursuant to this prospectus and any applicable Prospectus Supplement may be sold and purchasers may not be able to resell the Preferred Shares, Warrants, Subscription Receipts or Units purchased under this prospectus or any Prospectus Supplement. This may affect the pricing of the Preferred Shares, Warrants, Subscription Receipts or Units in the secondary market, the transparency and availability of trading prices, the liquidity of the Preferred Shares, Warrants, Subscription Receipts or Units, and the extent of issuer regulation. See “Risk Factors”. Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Shares, Warrants, Subscription Receipts or Units will not be listed on any securities exchange.

It is important for an investor to consider the particular risk factors that may affect the industry in which it is investing and, therefore, the stability of any dividends that it may receive. See the section entitled “Risk Factors” herein as well as the sections entitled “Risk Factors” in the AIF and the Annual MD&A (as such terms are defined herein). These sections also describe the Corporation’s assessment of those risk factors, as well as the potential consequences to an investor if a risk should occur.

The principal and registered offices of the Corporation are located at #4000, 585 – 8th Avenue S.W., Calgary, Alberta, T2P 1G1.

Anne-Marie Ainsworth and Bruce D. Rubin, directors of the Corporation, each reside outside of Canada and have appointed the Corporation as agent for service of process at #4000, 585 – 8th Avenue S.W., Calgary, Alberta, T2P 1G1. Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person who resides outside of Canada, even if the party has appointed an agent for service of process.

GLOSSARY

In this short form prospectus, the following terms have the meanings set forth below.

“ABCA” means the Business Corporations Act, R.S.A. 2000, c. B-9, as amended, including the regulations promulgated thereunder.

“AIF” has the meaning ascribed thereto under the heading “Documents Incorporated by Reference”.

“Alliance Pipeline” means a natural gas transmission pipeline that runs from northwestern Alberta and northeastern British Columbia to Channahon, lllinois.

“Annual MD&A” has the meaning ascribed thereto under the heading “Documents Incorporated by Reference”.

“Arrangement” means the plan of arrangement under Section 193 of the ABCA involving Pembina, Veresen, the Veresen Common Shareholders and the Veresen Preferred Shareholders.

“Arrangement Agreement” means the arrangement agreement between Pembina and Veresen dated May 1, 2017, providing for, among other things, the Arrangement and all amendments thereto, a copy of which is available under Pembina’s profile on the SEDAR website at www.sedar.com.

“Aux Sable” means, collectively, Aux Sable Canada LP, Alliance Canada Marketing LP, Aux Sable Liquid Products LP, Aux Sable Extraction LP and Aux Sable Midstream LLC.

“Board” means the board of directors of Pembina.

“Class A Preferred Shares” means class A preferred shares of Pembina, issuable in series, and are the Preferred Shares that may be issued from time to time under this prospectus and a Prospectus Supplement. See “Description of Common Shares, Preferred Shares and Capital Structure of Pembina”.

“Common Shares” means the common shares in the capital of Pembina.

“Corporation” or “Pembina” means Pembina Pipeline Corporation, a corporation under the laws of the Province of Alberta, and, unless the context requires otherwise, the consolidated subsidiaries, if any, through which it conducts business.

“DRIP” means Pembina’s Premium DividendTM1 and Dividend Reinvestment Plan and all associated agreements, as amended and restated effective January 6, 2016.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“GAAP” means Canadian generally accepted accounting principles.

“Information Circular” has the meaning ascribed thereto under the heading “Documents Incorporated by Reference”.

“Internal Preferred Shares” has the meaning ascribed thereto under the heading “Description of Common Shares, Preferred Shares and Capital Structure of Pembina”.

“LNG” means liquefied natural gas.

“NGL” means natural gas liquids.

“NYSE” means the New York Stock Exchange.

[1]	™ denotes Trademark of Canaccord Genuity Corp.

“Offering” has the meaning ascribed thereto under the heading “Consolidated Capitalization”.

“Operating Credit Facility” has the meaning ascribed thereto in Note 9 to the table under the heading “Consolidated Capitalization”.

“Option Plan” means the stock option plan for Pembina approved by the Shareholders on May 26, 2011, as amended effective November 20, 2016. See “Information about the long-term incentive plans Stock option plan” in the Information Circular which is incorporated by reference herein.

“Options” means the options granted by Pembina under the Option Plan.

“Pembina Exchange Shares” means, collectively, the series of cumulative redeemable rate reset or floating rate, as applicable, Class A Preferred Shares, as may be issued to Veresen Preferred Shareholders in connection with the Arrangement, with each such series having identical terms to the equivalent series of issued and outstanding preferred shares of Veresen except that the issuer thereof will be Pembina and each rate reset Class A Preferred Share will be convertible into the corresponding rate reset or floating rate, as applicable, Class A Preferred Share and vice versa.

“Pembina Facilities” means, collectively, the Revolving Credit Facility and the Operating Credit Facility as described in Note 9 to the table under the heading “Consolidated Capitalization”.

“Phase III Expansion” means pipeline expansions, underpinned by long-term, fee-for-service agreements in Pembina’s operating areas, following and expanding primarily on certain segments of Pembina’s existing Northern and Peace Pipeline systems from Taylor, British Columbia southeast to Edmonton, Alberta.

“Plan” has the meaning ascribed thereto under the heading “Description of Common Shares, Preferred Shares and Capital Structure of Pembina – Common Shares”.

“Pro Forma Financials” has the meaning ascribed thereto under the heading “Documents Incorporated By Reference”.

“Revolving Credit Facility” has the meaning ascribed thereto in Note 9 to the table under the heading “Consolidated Capitalization”.

“Ruby Pipeline” means a natural gas transmission pipeline that runs from the Opal hub in Wyoming to the Malin hub in Oregon.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Series F Convertible Debentures” means the 5.75% convertible unsecured subordinated debentures maturing December 31, 2018.

“Series 1 Class A Preferred Shares” means the cumulative redeemable rate reset Class A Preferred Shares, series 1 of Pembina, issued July 26, 2013.

“Series 3 Class A Preferred Shares” means the cumulative redeemable rate reset Class A Preferred Shares, series 3 of Pembina, issued October 2, 2013.

“Series 5 Class A Preferred Shares” means the cumulative redeemable rate reset Class A Preferred Shares, series 5 of the Corporation, issued January 16, 2014.

“Series 7 Class A Preferred Shares” means the cumulative redeemable rate reset Class A Preferred Shares, series 7 of the Corporation, issued September 11, 2014.

“Series 9 Class A Preferred Shares” means the cumulative redeemable rate reset Class A Preferred Shares, series 9 of the Corporation, issued April 10, 2015.

“Series 11 Class A Preferred Shares” means the cumulative redeemable rate reset Class A Preferred Shares, series 11 of the Corporation, issued January 15, 2016.

“Series 13 Class A Preferred Shares” means the cumulative redeemable rate reset Class A Preferred Shares, series 13 of the Corporation, issued April 27, 2016.

“Series 8 MTNs” has the meaning ascribed thereto in Note 8 to the table under the heading “Consolidated Capitalization”.

“Series 9 MTNs” has the meaning ascribed thereto in Note 8 to the table under the heading “Consolidated Capitalization”.

“Shareholders” means holders of Common Shares.

“TSX” means the Toronto Stock Exchange.

“U.S.” means the United States of America.

“Veresen” means Veresen Inc., a corporation existing under the ABCA.

“Veresen Annual Financials” has the meaning ascribed thereto under the heading “Documents Incorporated By Reference”.

“Veresen Circular” means the management information circular of Veresen dated June 5, 2017, together with all appendices thereto, distributed to the Veresen Common Shareholders and Veresen Preferred Shareholders in connection with the Arrangement, a copy of which is available under Veresen’s profile on the SEDAR website at www.sedar.com.

“Veresen Common Shareholders” means the holders of common shares in the capital of Veresen.

“Veresen Credit Facility” has the meaning ascribed thereto in Note 10 to the table under the heading “Consolidated Capitalization”.

“Veresen Financials” has the meaning ascribed thereto under the heading “Documents Incorporated By Reference”.

“Veresen Interim Financials” has the meaning ascribed thereto under the heading “Documents Incorporated By Reference”.

“Veresen Midstream” means Veresen Midstream Limited Partnership, a limited partnership owned by a wholly-owned subsidiary of Veresen and affiliate of Kohlberg Kravis Roberts & Co. L.P.

“Veresen Preferred Shareholders” means the holders of preferred shares in the capital of Veresen.

“WCSB” means the Western Canadian Sedimentary Basin.

Words importing the singular number include the plural, and vice versa, and words importing any gender include all genders.

Unless indicated otherwise, Pembina’s financial information in this prospectus, including the documents incorporated by reference herein, and the Pro Forma Financials have been prepared in accordance with generally accepted accounting principles in Canada in effect from time to time, which are currently International Financial Reporting Standards as issued by the International Accounting Standards Board, and which differ in some significant respects from United States generally accepted accounting principles. Therefore, Pembina’s financial statements and the Pro Forma Financials may not be comparable to the financial statements of U.S. companies.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus, and in certain documents incorporated by reference into this prospectus constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995 and “forward-looking information” within the meaning of applicable Canadian securities legislation (collectively, “forward-looking statements”) within the meaning of the “safe harbour” provisions of applicable securities legislation. All forward-looking statements are based on Pembina’s current expectations, estimates, projections, beliefs and assumptions based on information available at the time the statement was made and in light of its experience and its perception of historical trends. Forward-looking statements are typically identified by words such as “anticipate”, “continue”, “estimate”, “expect”, “may”, “will”, “project”, “should”, “could”, “would”, “believe”, “plan”, “intend”, “design”, “target”, “undertake”, “view”, “indicate”, “maintain”, “explore”, “entail”, “forecast”, “schedule”, “objective”, “strategy”, “likely”, “potential”, “aim”, “outlook”, “propose”, “goal”, and similar expressions suggesting future events or future performance.

By their nature, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or events to differ materially from those anticipated in such forward-looking statements. Pembina believes the expectations reflected in those forward-looking statements are reasonable but no assurance can be given that these expectations will prove to be correct and such forward-looking statements included in this prospectus and in the documents incorporated by reference herein should not be unduly relied upon. These statements speak only as of the date of the document in which they are contained.

In particular, this prospectus, and the documents incorporated by reference into this prospectus, contain forward-looking statements pertaining to the following:

•	the manner and timing of completion of the Arrangement, the anticipated impacts and benefits of the Arrangement and expectations respecting the combined company:

•	the future levels and sustainability of cash dividends that Pembina intends to pay to its shareholders, the dividend payment date and the tax treatment thereof;

•	planning, construction, capital expenditure estimates, schedules, regulatory and environmental applications and anticipated approvals, expected capacity, incremental volumes, in-service dates, rights, activities, benefits and operations with respect to new construction of, or expansions on existing, pipelines, gas services facilities, fractionation facilities, terminalling, storage and hub facilities and other facilities or energy infrastructure, as well as the impact of Pembina’s new projects on its future financial performance;

•	pipeline, processing, fractionation and storage facility and system operations and throughput levels;

•	treatment under governmental regulatory regimes including taxes, environmental and greenhouse gas regulations and related abandonment and reclamation obligations, and Aboriginal, landowner and other stakeholder consultation requirements;

•	Pembina’s estimates of, and strategy, for payment of future abandonment costs and decommissioning obligations, and deferred tax liability;

•	Pembina’s strategy and the development and expected timing of new business initiatives, growth opportunities, and succession planning and the impact thereof;

•	increased throughput potential, processing capacity and fractionation capacity due to increased oil and gas industry activity and new connections and other initiatives on Pembina’s pipelines and at Pembina’s facilities;

•	expected future cash flows and the sufficiency thereof, financial strength, sources of and access to funds at attractive rates, future contractual obligations, future financing options, future renewal of credit facilities, availability of capital to fund growth plans, operating obligations and dividends, and the use of proceeds from financings;

•	tolls and tariffs and processing, transportation, storage and services commitments and contracts;

•	operating risks (including the amount of future liabilities related to pipeline spills and other environmental incidents) and related insurance coverage and inspection and integrity programs;

•	the adoption of new accounting standards;

•	inventory and pricing in the North American liquids market;

•	the impact of the current commodity price environment on Pembina;

•	competitive conditions and Pembina’s ability to position itself competitively in the industry; and

•	the repayment and cancellation of the Veresen Credit Facility upon closing of the Arrangement.

Various factors or assumptions are typically applied by Pembina in drawing conclusions or making the forecasts, projections, predictions or estimations set out in forward-looking statements based on information currently available to Pembina. These factors and assumptions include, but are not limited to:

•	the timing and manner of completion of the Arrangement as well as the timing, costs and manner of integrating the Veresen assets and the resulting effects of such integration;

•	oil and gas industry exploration and development activity levels and the geographic region of such activity;

•	the success of Pembina’s operations;

•	prevailing commodity prices and exchange rates, tax rates and the ability of Pembina to maintain current credit ratings;

•	the availability of capital to fund future capital requirements relating to existing assets and projects;

•	expectations regarding participation in Pembina’s pension plan;

•	expectations respecting the suspension or reinstatement of Pembina’s DRIP;

•	future operating costs, including geotechnical and integrity costs being consistent with historical costs;

•	oil and gas industry compensation levels remaining consistent;

•	in respect of current developments, expansions, planned capital expenditures, completion dates and capacity expectations: that third parties will provide any necessary support; that any third party projects relating to Pembina’s growth projects will be sanctioned and completed as expected; that any required commercial agreements can be reached; that all required regulatory and environmental approvals can be obtained on the necessary terms in a timely manner; that counterparties will comply with contracts in a timely manner; that there are no unforeseen events preventing the performance of contracts or the completion of the relevant facilities; and that there are no unforeseen material costs relating to the facilities which are not recoverable from customers;

•	in respect of the stability of Pembina’s dividends: prevailing commodity prices, margins and exchange rates; that Pembina’s future results of operations will be consistent with past performance and management expectations in relation thereto; the continued availability of capital at attractive prices to fund future capital requirements relating to existing assets and projects, including but not limited to future capital expenditures relating to expansion, upgrades and maintenance shutdowns; the success of growth projects; future operating costs; that counterparties to material agreements will continue to perform in a timely manner; that there are no unforeseen events preventing the performance of contracts; and that there are no unforeseen material construction or other costs related to current growth projects or current operations;

•	prevailing regulatory, tax and environmental laws and regulations and tax pool utilization; and

•	the amount of future liabilities relating to lawsuits and environmental incidents and the availability of coverage under Pembina’s insurance policies (including in respect of Pembina’s business interruption insurance policy).

The actual results of Pembina could differ materially from those anticipated in these forward-looking statements as a result of the material risk factors set forth below:

•	the Arrangement may not be completed in the manner or on the timeline currently anticipated;

•	the combined company may not have the attributes or benefits currently anticipated by Pembina;

•	the regulatory environment and decisions and Aboriginal and landowner consultation requirements;

•	the impact of competitive entities and pricing;

•	labour and material shortages;

•	reliance on key relationships and agreements and the outcome of stakeholder engagement;

•	the strength and operations of the oil and natural gas production industry and related commodity prices;

•	non-performance or default by counterparties to agreements which Pembina or one or more of its affiliates has entered into in respect of its business;

•	actions by governmental or regulatory authorities including changes in tax laws and treatment, changes in royalty rates or increased environmental regulation;

•	fluctuations in operating results;

•	adverse general economic and market conditions in Canada, North America and elsewhere, including changes, or prolonged weaknesses, as applicable, in interest rates, foreign currency exchange rates, commodity prices, supply/demand trends and overall industry activity levels;

•	constraints on, or the unavailability of adequate infrastructure;

•	changes in the political environment, in North America and elsewhere, and public opinion;

•	ability to access various sources of debt and equity capital;

•	changes in credit ratings;

•	technology and security risks;

•	natural catastrophes; and

•	other risk factors discussed under “Risk Factors” herein and in Pembina’s AIF and Annual MD&A and, with respect to the Arrangement, the risk factors set out under the heading “Risk Factors” in the Veresen Circular.

These factors should not be construed as exhaustive. Unless required by law, Pembina does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any forward-looking statements contained herein are expressly qualified by this cautionary statement.

NON-GAAP MEASURES

The documents incorporated by reference in this short form prospectus contain references to the terms “net revenue”, “adjusted EBITDA” (adjusted earnings before interest, taxes, depreciation and amortization), “adjusted cash flow from operating activities”, “cash flow from operating activities per common share”, “adjusted cash flow from operating activities per common share”, “operating margin”, and “total enterprise value”. These terms are considered “Non-GAAP Financial Measures” and do not have any standardized meaning as prescribed by GAAP and, therefore, they may not be comparable with the calculation of similar measures presented by other issuers and should not be construed as an alternative to net earnings or other measures of financial performance calculated in accordance with GAAP.

These terms have the meanings as set out in the Annual MD&A which is incorporated by reference herein. The specific rationale for, and incremental information associated with each Non-GAAP Financial Measure, including a reconciliation to the most directly comparable measure calculated in accordance with GAAP, are also discussed therein.

DOCUMENTS INCORPORATED BY REFERENCE

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in each of the provinces of Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Pembina at #4000, 585 – 8th Avenue S.W., Calgary, Alberta, T2P 1G1, telephone (403) 231-7500. These documents are also available through the internet on the System for Electronic Document Analysis and Retrieval (SEDAR), which can be accessed at www.sedar.com.

The following documents filed by Pembina (or Veresen, as the case may be), with the securities commissions or similar authorities in each of the provinces of Canada, are specifically incorporated by reference in, and form an integral part of, this short form prospectus, provided that such documents are not incorporated by reference to the extent that their contents are modified or superseded by a statement contained in this short form prospectus or in any other subsequently filed document that is also incorporated by reference in this short form prospectus:

(a)	annual information form of Pembina for the year ended December 31, 2016 dated February 23, 2017 (the “AIF”);

(b)	audited consolidated statement of financial position of the Corporation as at December 31, 2016 and December 31, 2015 and the consolidated statements of earnings and comprehensive income, changes in equity and cash flows of the Corporation for the years then ended, together with the notes thereto and the auditors’ report thereon;

(c)	Pembina’s management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2016 (the “Annual MD&A”);

(d)	management information circular of Pembina dated March 16, 2017 relating to the annual meeting of Shareholders held on May 5, 2017 (the “Information Circular”);

(e)	unaudited condensed consolidated interim financial statements of Pembina for the three months ended March 31, 2017;

(f)	Pembina’s management’s discussion and analysis of financial condition and results of operations for the three months ended March 31, 2017;

(g)	material change report of Pembina dated May 3, 2017 relating to the Arrangement (the “MCR”);

(h)	audited consolidated statement of financial position of Veresen as at December 31, 2016 and December 31, 2015 and the consolidated statements of income (loss), comprehensive income (loss), shareholders’ equity and cash flows for Veresen for the years then ended, together with the notes thereto and the auditors’ report thereon (the “Veresen Annual Financials”) as filed on July 18, 2017 under Pembina’s SEDAR profile at www.sedar.com;

(i)	unaudited consolidated financial statements of Veresen, together with the notes thereto, as at and for the three months ended March 31, 2017 (the “Veresen Interim Financials” and together with the Veresen Annual Financials, the “Veresen Financials”) as filed on July 18, 2017 under Pembina’s SEDAR profile at www.sedar.com; and

(j)	unaudited pro forma condensed combined financial information of Pembina after giving effect to the Arrangement (the “Pro Forma Financials”) as filed on July 18, 2017 under Pembina’s SEDAR profile at www.sedar.com.

The Veresen Financials and Pro Forma Financials incorporated by reference herein will be deemed not to be incorporated by reference herein upon the earlier of: (i) the filing by Pembina of its business acquisition report in connection with the Arrangement; or (ii) the public announcement by Pembina that it no longer expects to complete the Arrangement. In addition to the foregoing, this prospectus includes certain references to the Veresen Circular, including the disclosure provided therein under heading “Risk Factors”. Other than the Veresen Financials and the Pro Forma Financials, no other parts or sections of the Veresen Circular are incorporated by reference herein. Certain information concerning Veresen, including the Veresen Financials and the information respecting Veresen in the Pro Forma Financials, included in, referred to or incorporated by reference into, this prospectus, has been prepared by Veresen. Although Pembina has no knowledge that would indicate that any of such information is untrue or incomplete, Pembina does not assume any responsibility for the accuracy or completeness of such information or the failure by Veresen to disclose events which may have occurred or may affect the completeness or accuracy of such information but which are unknown to Pembina.

Any documents of the type required by National Instrument 44-101 – Short Form Prospectus Distributions to be incorporated by reference in a short form prospectus, including any material change reports (excluding material change reports filed on a confidential basis), interim financial statements, annual financial statements and the auditors’ report thereon, management’s discussion and analysis of financial condition and results of operations, information circulars, annual information forms and business acquisition reports filed by the Corporation with the securities commissions or similar authorities in the provinces of Canada subsequent to the date of this short form prospectus and prior to the termination of this distribution are deemed to be incorporated by reference in this short form prospectus. In addition, to the extent that any document or information incorporated by reference into this prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished to the SEC after the date of this prospectus, that document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part (in the case of Form 6-K and Form 8-K, if and to the extent set forth therein). We may also incorporate other information filed with or furnished to the SEC under the Exchange Act, provided that information included in any report on Form 6-K or Form 8-K shall be so deemed to be incorporated by reference only if and to the extent expressly provided in such Form 6-K or Form 8-K.

Any statement contained in this short form prospectus or in a document (or part thereof) incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this short form prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this short form prospectus.

Upon a new annual information form and corresponding annual financial statements and related management’s discussion and analysis being filed by the Corporation with the applicable securities regulatory authorities during the currency of this prospectus, the previous annual information form and all previous annual financial statements, interim financial statements and the related management’s discussion and analysis and material change reports filed prior to the commencement of the Corporation’s financial year in which the new annual information form is filed, and all information circulars filed prior to the beginning of the financial year in respect of which the new annual information form is filed, shall be deemed no longer to be incorporated by reference into this prospectus for purposes of future offers and sales of Securities hereunder. Upon interim financial statements and the related management’s discussion and analysis being filed by the Corporation with the applicable securities regulatory authorities during the currency of this prospectus, all interim financial statements and the related management’s discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated in this prospectus for purposes of future offers and sales of Securities under this prospectus. In addition, upon a new annual information form being filed by the Corporation with the applicable securities regulatory authorities during the currency of this prospectus for which the related annual financial statements include at least nine months of the financial results of an acquired business for which a business acquisition report was filed by Pembina and incorporated by reference into this prospectus, such business acquisition report shall be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of Securities under this prospectus. Upon a new information circular in connection with an annual meeting of shareholders being filed by the Corporation with the applicable securities regulatory authorities during the currency of this prospectus, the previous information circular filed in connection with an annual general meeting of shareholders shall be deemed no longer to be incorporated into this prospectus for purposes of future offers and sales of Securities under this prospectus.

One or more Prospectus Supplements containing the specific variable terms for an issue of Securities and other information in relation to those Securities will be delivered or made available to purchasers of such Securities together with this prospectus to the extent required by applicable securities laws and will be deemed to be incorporated by reference into this prospectus as of the date of the Prospectus Supplement solely for the purposes of the offering of the Securities covered by any such Prospectus Supplement.

In addition, certain “marketing materials” (as that term is defined in National Instrument 41-101 – General Prospectus Requirements) may be used in connection with a distribution of Securities under this short form prospectus and the applicable Prospectus Supplement(s). Any “template version” of “marketing materials” (as those terms are defined in National Instrument 41-101 – General Prospectus Requirements) pertaining to a distribution of Securities, and filed by the Corporation after the date of the Prospectus Supplement for the distribution and before the termination of the distribution of such Securities, will be deemed to be incorporated by reference in that Prospectus Supplement for the purposes of the distribution of Securities to which the Prospectus Supplement pertains.

Prospective investors should rely only on the information contained in or incorporated by reference in this prospectus or any Prospectus Supplement. The Corporation has not authorized anyone to provide prospective investors with different or additional information. The Corporation is not making an offer of these Securities in any jurisdiction where the offer is not permitted by law. Prospective investors should not assume that the information contained in or incorporated by reference in this prospectus or any Prospectus Supplement is accurate as of any date other than the date of the applicable document.

WHERE TO FIND MORE INFORMATION

The Corporation has filed with the SEC, under the Securities Act, a registration statement on Form F-10 relating to the Securities. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. See “Documents Filed as Part of the Registration Statement”. Statements included or incorporated by reference in this prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance, readers should refer to the exhibits for a complete description of the matter involved. Each time the Corporation sells Securities under the registration statement, it will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this prospectus.

The Corporation is subject to the information reporting requirements of the Exchange Act, and applicable Canadian securities legislation, and in accordance therewith files and furnishes annual and quarterly financial information and material change reports, business acquisition reports and other material with the securities commission or similar regulatory authority in each of the provinces of Canada and with the SEC. Under a multi-jurisdictional disclosure system adopted by the U.S., documents and other information that are filed with the SEC may generally be prepared in accordance with the disclosure requirements of Canada, which are different from those of the U.S. Prospective investors may read and download any public document that the Corporation has filed with the securities commission or similar regulatory authority in each of the provinces of Canada on SEDAR at www.sedar.com. The reports and other information filed and furnished by us with the SEC can be inspected on the SEC’s website at www.sec.gov/edgar.shtml (EDGAR) and such information can also be inspected and copies ordered at the public reference facilities maintained by the SEC at the following location: 100 F Street NE, Washington, D.C. 20549. Reports and other information about the Corporation may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

EXCHANGE RATES

In this prospectus, unless stated otherwise or the context requires, all dollar amounts are expressed in Canadian dollars. Therefore, all references to “$” or “dollars” are to the lawful currency of Canada and all references to “US$” are to the lawful currency of the United States. In this prospectus, where applicable, and unless otherwise indicated, amounts are converted from Canadian dollars to United States dollars and vice versa by applying the daily average rate of exchange for conversion of one Canadian dollar to United States dollars as reported by the Bank of Canada on July 17, 2017.

The following tables set forth: (i) the rates of exchange for Canadian dollars, expressed in United States dollars in effect at the end of each of the periods indicated; and (ii) the average of exchange rates for Canadian dollars expressed in United States dollars in effect during such period, in the case of the rates for the years ended December 31, 2014, 2015 and 2016, based on the noon rates as reported by the Bank of Canada and, in the case of rates for 2017, based on the daily average exchange rate reported by the Bank of Canada as being in effect at approximately 4:30 p.m. (Eastern time) on each trading day.

	Three Months Ended March 31	Year Ended December 31,
	2017	2016	2015	2014
End of Period	$0.7513	$0.7462	$0.7233	$0.8620
Average	$0.7555	$0.7548	$0.7820	$0.9054
High	$0.7683	$0.7972	$0.8527	$0.9422
Low	$0.7400	$0.6854	$0.7148	$0.8589

On July 17, 2017, the rate of exchange for the Canadian dollar, expressed in United States dollars, based on the Bank of Canada average rate, was $1.00=US$0.7893.

ENFORCEABILITY OF CIVIL LIABILITIES

Pembina is a corporation formed under, and governed by, the laws of the Province of Alberta, Canada, and its principal place of business is in Canada. Substantially all of its directors and officers and the experts named in this prospectus are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets and Pembina’s assets are located outside the United States. As a result, it may be difficult for investors in the United States to effect service of process within the United States upon those directors, officers and experts who are not residents of the United States or to enforce against them judgments of United States courts based upon civil liability under the United States federal securities laws or the securities laws of any state within the United States.

Pembina has been advised by its Canadian counsel, Blake, Cassels & Graydon LLP, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon United States federal securities laws. Pembina filed with the SEC, concurrently with the registration statement on Form F-10 of which this prospectus forms a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, Pembina appointed DL Services Inc., Columbia Center, 701 Fifth Avenue, Suite 6100, Seattle, Washington 98104, telephone (206) 903-8800, as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving Pembina in a United States court arising out of or related to or concerning the offering of Securities under the registration statement.

PEMBINA PIPELINE CORPORATION

Business of Pembina

Pembina Pipeline Corporation is a leading transportation and midstream service provider that has been serving North America’s energy industry for over 60 years. Pembina owns and operates an integrated system of pipelines that transport various products derived from natural gas and hydrocarbon liquids produced primarily in western Canada. The Corporation also owns and operates gas gathering and processing facilities and an oil and natural gas liquids infrastructure and logistics business. Pembina’s integrated assets and commercial operations along the majority of the hydrocarbon value chain allow it to offer a full spectrum of midstream and marketing services to the energy sector. Pembina is committed to working with its community and aboriginal neighbours, while providing value for investors in a safe, environmentally responsible manner. This balanced approach to operating ensures the trust Pembina builds among all of its stakeholders is sustainable over the long term. See “Description of Pembina’s Business and Operations” in the AIF and “Conventional Pipelines – Business Overview”, “Oil Sands & Heavy Oil – Business Overview”, “Gas Services – Business Overview” and “Midstream – Business Overview” in the Annual MD&A, which documents are incorporated by reference herein, for a description of the business and operations of Pembina and the operating subsidiaries of the Corporation.

CONSOLIDATED CAPITALIZATION

The following table sets forth the consolidated capitalization of the Corporation as at March 31, 2017 before and after giving effect to the Arrangement. The financial information set out below should be read in conjunction with the audited consolidated financial statements of Pembina as at and for the year ended December 31, 2016, the unaudited condensed consolidated financial statements of Pembina as at and for the three months ended March 31, 2017, the Veresen Financials and the Pro Forma Financials. Other than as set forth below, there have been no material changes in Pembina’s share and loan capital since March 31, 2017.

Designation ($millions, unless otherwise noted)	Authorized(2)(3)	As at March 31, 2017		As at March 31, 2017 after giving effect to the Arrangement(12)
Common Shares(1)	Unlimited	8,935		13,263
		(399,988,551 common shares	)	(499,479,213 common shares	)
Class A Preferred Shares(3)
Series 1	$250	$250		$250
Series 3	$150	$150		$150
Series 5	$250	$250		$250
Series 7	$250	$250		$250
Series 9	$225	$225		$225
Series 11	$170	$170		$170
Series 13	$250	$250		$250
Pembina Exchange Shares – Series A(4)		—		$200
Pembina Exchange Shares – Series C(4)		—		$150
Pembina Exchange Shares – Series E(4)		—		$200
Convertible Debentures(11)
Series F Convertible Debentures(5)	$173	$147		$147
Notes(11)
Series C Senior Unsecured Notes(6)	$200	$200		$200
Series D Senior Unsecured Notes(7)	$267	$267		$267
Medium Term Notes, Series 1(8)	$250	$250		$250
Medium Term Notes, Series 2(8)	$450	$450		$450
Medium Term Notes, Series 3(8)	$450	$450		$450
Medium Term Notes, Series 4(8)	$600	$600		$600
Medium Term Notes, Series 5(8)	$450	$450		$450
Medium Term Notes, Series 6(8)	$500	$500		$500
Medium Term Notes, Series 7(8)	$500	$500		$500
Medium Term Notes, Series 8(8)	$300	$300		$300
Medium Term Notes, Series 9(8)	$300	$300		$300
Veresen Medium Term Notes, Series 1(8)		—		$150
Veresen Medium Term Notes, Series 3(8)		—		$50
Veresen Medium Term Notes, Series 4(8)		—		$200
Veresen Medium Term Notes, Series 5(8)		—		$350
Bank Debt(11)
Revolving Credit Facility(9)	$2,500	$87		$1,610
Operating Credit Facility(9)	$30	—		—
Veresen Credit Facility(10)		—		$606

Notes:

(1)	At March 31, 2017, 15,514,056 Options were outstanding and held by employees of Pembina, of which 7,319,284 were exercisable. The Options have exercise prices ranging from $19.17 to $52.01 and expire at various dates to March 2024.

(2)	Pembina is authorized to issue an unlimited number of Internal Preferred Shares, which may only be issued to a wholly-owned subsidiary of Pembina, and such shares are eliminated on consolidation. No Internal Preferred Shares are outstanding.
(3)	The terms of the Class A Preferred Shares provide that the number of Class A Preferred Shares which may be issued and outstanding at any time shall be limited to a number equal to no more than 20% of the number of issued and outstanding Common Shares at the time of issuance of any Class A Preferred Shares.
(4)	Assumes that the Arrangement receives the requisite approval by the Veresen Preferred Shareholders and the Preferred Shares are not otherwise excluded from the Arrangement pursuant to the terms of the Arrangement Agreement. The actual designation of Pembina Exchange Shares will be numerical based on the next available number in the sequence of Class A Preferred Shares.
(5)	The Series F Convertible Debentures bear interest at the rate of 5.75% per annum payable semi-annually and mature on December 31, 2018.
(6)	The Series C senior notes of Pembina bear interest at the rate of 5.58% per annum and mature on September 30, 2021.
(7)	The Series D senior notes of Pembina bear interest at the rate of 5.91% per annum and mature on November 18, 2019.
(8)	The Medium Term Notes, Series 1 were issued by Pembina on March 29, 2011 in the aggregate principal amount of $250 million of senior unsecured medium term notes, have a fixed interest rate of 4.89% per annum that is paid semi-annually, and will mature on March 29, 2021. The Medium Term Notes, Series 2 were issued by Pembina on October 22, 2012 in the aggregate principal amount of $450 million of senior unsecured medium term notes, have fixed interest rate of 3.77% per annum that is paid semi-annually, and will mature on October 24, 2022. The Medium Term Notes, Series 3 were issued by Pembina on April 30, 2013, February 2, 2015 and June 16, 2015 in the aggregate principal amount of $200 million, $150 million and $100 million, respectively, of senior unsecured medium term notes, have a fixed interest rate of 4.75% per annum that is paid semi-annually, and will mature on April 30, 2043. The Medium Term Notes, Series 4 were issued by Pembina on April 4, 2014 in the aggregate principal amount of $600 million senior unsecured medium term notes, have a fixed interest rate of 4.81% per annum that is paid semi-annually, and will mature on March 25, 2044. The Medium Term Notes, Series 5 were issued by Pembina on February 2, 2015 in the aggregate principal amount of $450 million of senior unsecured medium term notes, have a fixed interest rate of 3.54% per annum that is paid semi-annually, and will mature on February 3, 2025. The Medium Term Notes, Series 6 were issued by Pembina on June 16, 2015 in the aggregate principal amount of $500 million of senior unsecured medium term notes, have a fixed interest rate of 4.24% per annum that is paid semi-annually, and will mature on June 15, 2027. The Medium Term Notes, Series 7 were issued by Pembina on August 11, 2016 in the aggregate principal amount of $500 million of senior unsecured medium term notes, have a fixed interest rate of 3.71% per annum that is paid semi-annually, and will mature on August 11, 2026. The Medium Term Notes, Series 8 (“Series 8 MTNs”) were issued by Pembina on January 20, 2017 in the aggregate principal amount of $300 million of senior unsecured medium term notes, have a fixed interest rate of 2.99% per annum that is paid semi-annually, and will mature on January 22, 2024. The Medium Term Notes, Series 9 (“Series 9 MTNs”) were issued by Pembina on January 20, 2017 in the aggregate principal amount of $300 million of senior unsecured medium term notes, have a fixed interest rate of 4.74% per annum that is paid semi-annually, and will mature on January 21, 2047. The Veresen Medium Term Notes, Series 1 were issued by Veresen on November 22, 2011 in the aggregate amount of $150 million of senior unsecured medium term notes, have a fixed interest rate of 4.00% per annum that is paid semi-annually and are due November 22, 2018. The Veresen Medium Term Notes, Series 3 were issued by Veresen on March 14, 2012 in the aggregate amount of $50 million of unsecured medium term notes, have a fixed interest rate of 5.05% per annum that is payable semi-annually and are due March 14, 2022. The Veresen Medium Term Notes, Series 4 were issued by Veresen on June 13, 2014 in the aggregate amount of $200 million as senior unsecured medium term notes, have a fixed interest rate of 3.06% per annum that is payable semi-annually and are due June 13, 2019. The Veresen Medium Term Notes, Series 5 were issued by Veresen on November 10, 2016 in the aggregate amount of $350 million as senior unsecured medium term notes, have a fixed interest rate of 3.43% per annum payable semi-annually and are due November 10, 2021.

(9)	Pembina’s credit facilities as at March 31, 2017 consisted of an unsecured $2,500 million revolving credit facility due May 2020 (the “Revolving Credit Facility”) and an unsecured operating facility of $30 million due May 2017 (the “Operating Credit Facility”, and together with the Revolving Credit Facility, the “Pembina Facilities”). Borrowings on the Revolving Credit Facility and the Operating Credit Facility bear interest at prime lending rates plus nil to 1.25 percent or Bankers’ Acceptances rates plus 1.00 percent to 2.25 percent. Margins on the Pembina Facilities are based on the credit rating of Pembina’s senior unsecured debt. There are no repayments due over the term of the Pembina Facilities. As at March 31, 2017, Pembina had $2,479 million of cash and unutilized debt available under the Pembina Facilities. In May 2017, Pembina reduced the amount of its Operating Credit Facility to $20 million and renewed the Operating Credit Facility to May 2018. Pembina also had an additional $30 million in letters of credit issued pursuant to a separate credit facility as at March 31, 2017.
(10)	Veresen has an existing $750 million revolving credit facility that will mature on May 31, 2020 (the “Veresen Credit Facility”). Subsequent to March 31, 2017, net proceeds from the closing of the sale of gas-fired facilities pursuant to the sale of certain Veresen subsidiaries in the amount of $235 million were applied against such facility. It is anticipated that all amounts outstanding under the Veresen Credit Facility at closing of the Arrangement will be repaid using funds drawn from the Revolving Credit Facility and the facility will be cancelled. Veresen also has an existing $45 million club revolving credit facility that will mature on May 31, 2020 pursuant to which $17 million in letters of credit were issued as at March 31, 2017.
(11)	All debt amounts in the table as at March 31, 2017 represent the outstanding principal balances of such debt obligations.
(12)	Excludes debt of Veresen’s subsidiaries.

PRICE RANGE AND TRADING VOLUME

The Common Shares are listed and traded on the TSX under the symbol “PPL”. The Common Shares are also listed on the NYSE under the trading symbol “PBA”. The following table sets forth the price ranges for and trading volumes of the Common Shares on the TSX for June 2016 through July 17, 2017, as reported by the TSX, and on the NYSE for 2016, as reported by NYSE.

	TSX (PPL)				NYSE (PBA)
Month	High ($)	Low ($)	Close ($)	Volume	High (US$)	Low (US$)	Close (US$)	Volume
2016
June	41.00	37.31	39.26	22,164,093	32.31	28.66	30.34	6,031,071
July	40.25	37.21	38.08	14,892,316	31.18	28.16	29.13	5,048,124
August	39.98	37.35	39.46	12,923,414	31.14	28.20	30.16	4,077,993
September	40.56	38.01	39.98	15,529,438	31.46	28.79	30.46	3,647,586
October	41.98	39.33	41.21	14,793,957	31.75	29.66	30.76	2,794,815
November	41.34	37.25	39.47	20,735,405	30.94	27.44	29.41	3,878,095
December	42.73	39.03	41.96	17,200,999	31.92	29.36	31.32	3,869,202
2017
January	42.70	40.17	40.37	12,946,131	32.72	30.64	31.01	3,944,447
February	43.49	39.90	42.92	17,777,923	33.24	30.49	32.31	6,364,676
March	43.90	41.89	42.14	21,344,682	32.61	31.28	31.71	6,405,672
April	44.65	41.71	43.50	22,392,728	33.52	31.12	31.88	5,804,260
May	44.43	41.42	43.17	34,686,299	32.93	30.32	31.96	8,238,070
June	44.55	42.18	42.95	28,926,940	33.56	31.69	33.12	8,456,411
July (1-17)	43.57	42.29	42.85	7,496,072	34.13	32.67	33.82	3,168,988

The Series F Convertible Debentures are listed and traded on the TSX under the symbol “PPL.DB.F”. The following table sets forth the price range for and trading volume of the Series F Convertible Debentures on the TSX for June 2016 through July 17, 2017, as reported by the TSX.

Month	High ($)	Low ($)	Close ($)	Volume
2016
June	139.00	129.72	133.00	9,140
July	135.59	127.15	129.40	3,715
August	135.28	127.59	132.85	4,870
September	137.00	129.61	136.53	6,290
October	142.00	136.00	140.00	27,500
November	135.50	127.24	135.50	5,340
December	145.00	134.13	142.40	3,900
2017
January	143.00	136.79	137.50	33,550
February	146.50	136.65	146.50	6,310
March	146.96	143.00	143.00	6,940
April	150.00	145.64	148.25	1,310
May	150.00	143.48	147.49	2,530
June	150.00	144.00	144.67	3,320
July (1-17)	145.99	145.97	145.99	60

The Series 1 Class A Preferred Shares, Series 3 Class A Preferred Shares, Series 5 Class A Preferred Shares, Series 7 Class A Preferred Shares, Series 9 Class A Preferred Shares, Series 11 Class A Preferred Shares and Series 13 Class A Preferred Shares are listed and traded on the TSX under the symbols “PPL.PR.A”, “PPL.PR.C”,“PPL.PR.E”, “PPL.PR.G”, “PPL.PR.I”, “PPL.PR.K” and “PPL.PR.M”, respectively. The following tables set forth the price range for and trading volume of the Series 1, Series 3, Series 5, Series 7, Series 9, Series 11 and Series 13 Class A Preferred Shares on the TSX for June 2016 through July 17, 2017, all as reported by the TSX.

	Series 1 (PPL.PR.A)				Series 3 (PPL.PR.C)				Series 5 (PPL.PR.E)
Month	High ($)	Low ($)	Close ($)	Volume	High ($)	Low ($)	Close ($)	Volume	High ($)	Low ($)	Close ($)	Volume
2016
June	15.81	14.00	14.95	191,060	17.12	15.19	16.87	170,436	19.15	16.75	18.30	146,748
July	15.98	14.42	15.86	167,588	17.55	16.33	17.33	186,925	19.23	17.75	19.22	183,822
August	17.15	15.85	16.91	161,194	18.76	16.97	18.25	163,112	20.50	19.05	20.19	153,665
September	17.00	16.33	16.69	172,236	18.25	17.75	18.13	70,434	20.20	19.78	20.09	262,980
October	17.93	16.13	17.90	305,163	19.00	17.68	19.00	99,281	21.01	19.43	21.01	262,297
November	18.50	17.51	17.73	268,772	19.43	18.22	18.79	133,854	21.37	19.72	20.82	354,837
December	19.00	17.37	18.75	284,997	20.00	18.34	19.75	196,736	21.89	20.31	21.84	287,772
2017
January	20.34	18.65	20.21	266,137	21.09	19.70	20.99	94,310	23.20	21.71	22.88	269,216
February	20.92	19.90	20.50	207,523	21.60	20.53	21.36	99,378	23.30	22.40	23.14	154,545
March	21.37	20.31	20.93	349,290	22.30	21.23	21.91	134,302	24.00	22.98	24.00	191,818
April	21.55	20.75	20.80	131,277	22.54	21.71	21.80	110,818	24.33	23.46	23.50	186,274
May	21.20	20.07	20.21	76,760	22.22	21.17	21.25	106,830	23.89	23.00	23.09	106,753
June	20.99	19.33	20.69	205,513	21.74	20.55	21.55	239,900	23.71	22.09	23.47	337,919
July (1-17)	21.11	20.50	21.11	81,290	22.08	21.59	21.97	18,780	23.94	23.32	23.85	93,837

	Series 7 (PPL.PR.G)				Series 9 (PPL.PR.I)				Series 11 (PPL.PR.K)
Month	High ($)	Low ($)	Close ($)	Volume	High ($)	Low ($)	Close ($)	Volume	High ($)	Low ($)	Close ($)	Volume
2016
June	18.28	15.33	17.24	183,982	21.19	19.12	20.07	180,806	25.80	25.25	25.79	180,380
July	18.29	16.60	18.29	157,923	21.92	19.93	21.65	103,194	26.88	25.71	26.16	86,575
August	19.57	18.19	19.11	132,555	23.47	21.65	23.20	171,068	26.59	25.83	25.89	107,440
September	19.06	18.65	18.89	181,339	23.37	22.50	22.90	138,995	26.27	25.75	26.00	64,304
October	19.96	18.27	19.88	296,622	23.52	22.08	23.50	106,776	26.53	25.93	26.25	156,371
November	20.17	19.19	19.54	165,695	24.12	22.89	23.25	152,688	26.33	25.51	25.89	163,270
December	20.76	19.22	20.70	244,907	24.85	23.09	24.58	142,580	26.53	25.67	26.48	98,500
2017
January	21.90	20.65	21.60	353,809	25.01	24.43	24.90	457,160	26.75	25.84	25.84	190,228
February	22.26	21.05	22.04	187,894	24.99	24.67	24.87	143,030	26.54	25.80	26.39	159,661
March	23.28	21.98	23.15	121,652	25.18	24.50	24.98	122,842	26.58	26.09	26.35	258,940
April	23.71	22.72	22.79	111,888	25.18	24.48	24.72	127,374	26.85	26.35	26.36	127,146
May	23.09	22.12	22.25	102,517	24.94	24.33	24.51	174,172	26.48	26.13	26.28	165,000
June	22.89	21.30	22.80	91,122	24.99	23.87	24.84	177,500	26.88	26.31	26.82	117,265
July (1-17)	23.21	22.70	23.21	28,617	25.19	24.77	25.00	69,081	26.87	26.52	26.67	35,218

	Series 13 (PPL.PR.M)
Month	High ($)	Low ($)	Close ($)	Volume
2016
June	25.87	25.20	25.86	467,289
July	26.65	25.67	26.21	386,494
August	26.43	25.82	25.90	338,087
September	26.28	25.81	26.06	254,437
October	26.39	25.90	26.26	229,188
November	26.33	25.41	25.89	321,245
December	26.45	25.71	26.39	141,533
2017
January	26.64	25.93	25.95	195,341
February	26.55	25.79	26.49	344,331
March	26.50	26.10	26.45	1,119,833
April	26.83	26.43	26.48	98,192
May	26.48	26.14	26.43	378,469
June	26.87	26.29	26.85	245,408
July (1-17)	26.76	26.50	26.62	225,790

RECENT DEVELOPMENTS

Veresen Arrangement

On May 1, 2017, Pembina entered into an arrangement agreement with Veresen, pursuant to which Pembina proposes to acquire all of the issued and outstanding common shares and preferred shares in the capital of Veresen by way of a plan of arrangement under the ABCA. For a full description of the Arrangement, see the MCR and Pro Forma Financials incorporated by reference herein.

On July 11, 2017, the Veresen common and preferred shareholders approved the Arrangement. On July 12, 2017, the Court of Queen’s Bench of Alberta similarly approved the Arrangement. Closing of the Arrangement remains subject to additional conditions, including certain regulatory and government approvals and other customary closing conditions.

Veresen is a publicly traded corporation based in Calgary, Alberta, that owns and operates energy infrastructure assets across North America. Veresen is engaged in two principal businesses:

(a)	a pipeline transportation business comprised of interests in three pipeline systems, the Alliance Pipeline, the Ruby Pipeline and the Alberta Ethane Gathering System; and

(b)	a midstream business comprised of a partnership interest in Veresen Midstream, which owns assets in western Canada, and an ownership interest in Aux Sable, which owns a world-class NGL extraction facility near Chicago and other natural gas and NGL processing facilities.

Veresen is also actively developing a number of projects including the Jordan Cove LNG export terminal proposed to be constructed in Coos Bay, Oregon, and the Pacific Connector Gas Pipeline proposed to originate in Malin, Oregon and terminate at the related Jordan Cove LNG export terminal, and the ethane storage facility currently under construction near Burstall, Saskatchewan.

Board of Directors

On May 8, 2017, following its annual meeting of shareholders, Pembina announced that Mr. Grant Billing did not stand for re-election as a director of the Corporation and that Mr. Bruce D. Rubin had been appointed to the Pembina Board of Directors, effective May 5, 2017.

Capital Projects

On May 15, 2017, Pembina announced that it and Petrochemical Industries Company K.S.C. of Kuwait had executed 50/50 joint venture agreements for the previously announced proposed integrated propylene and polypropylene production facility in Sturgeon County, Alberta (the “Project”), which include binding terms in support of the Project and have formed a new entity, Canada Kuwait Petrochemical Corporation (“CKPC”). Additionally, Pembina announced that CKPC will proceed with activities for front end engineering design for the Project.

On July 4, 2017, Pembina announced that it had placed approximately $2.8 billion of integrated capital projects into service, including its Phase III pipeline expansion and two connected major delivery points; the Corporation’s third fractionator at Redwater and its Canadian Diluent Hub (“CDH”).

The Phase III Expansion, which is underpinned by long-term contracts with take-or-pay commitments, was placed into service on June 30, 2017 on time and under budget. The entire Phase III Expansion program, which was initiated in 2013, included installing over 900 kilometres (“km”) of new pipeline primarily along the Company’s existing Peace and Northern system rights-of-way, as well as upgrading and adding new mainline pump stations. Initial work for the Phase III Expansion included debottlenecking segments of existing pipeline systems from Taylor, British Columbia to Gordondale, Alberta and adding a new pipeline from Wapiti to Fox Creek, Alberta to accommodate increased volumes upstream of Pembina’s Fox Creek tie-in point. In support of handling the increased product, 420,000 barrels per day (“bpd”) of incremental capacity was added in the Fox Creek to Namao corridor of Alberta through the construction of two pipelines: a 16 inch and a 24 inch diameter pipeline, each spanning approximately 290 km. With the Phase III Expansion now complete, Pembina has four pipelines between Fox Creek and Namao, allowing the Company to transport four distinct hydrocarbons – ethane-plus, propane-plus, condensate and crude oil – each in its own segregated pipeline, plus upstream capacity to handle higher volumes driven by the development of the Montney, Duvernay and Deep Basin resource plays.

In conjunction with the Phase III Expansion, RFS III was also placed into service on June 30, 2017, ahead of schedule and under budget. Backstopped by long-term, take-or-pay contracts, RFS III added 55,000 bpd of additional propane-plus fractionation capacity and leveraged the designs of Pembina’s first and second fractionators. Pembina’s Redwater complex now has an aggregate fractionation capacity of approximately 210,000 bpd.

Also aligned with the in-service of the Phase III Expansion and RFS III, on June 30, 2017, Pembina placed additional condensate connections at CDH into service on time and under budget. CDH, which operates commercially as a fee-based hub, provides direct connectivity for growing condensate volumes transported on Pembina’s pipeline systems and offers diluent services for oil sands customers. Currently, the facility’s pipelines are capable of delivering approximately 400,000 bpd of condensate to regional third-party diluent pipelines, with connections to the Access, Cold Lake, Fort Saskatchewan (FSPL) and Polaris pipelines. By the end of 2017, CDH is also expected to have additional third-party connections as well as 500,000 barrels of above ground storage in operation.

USE OF PROCEEDS

Each Prospectus Supplement will contain specific information concerning the use of proceeds from that sale of Securities. Unless otherwise specified in a Prospectus Supplement relating to a particular offering of Securities, the Corporation intends to use the net proceeds from the sale of Securities to complete direct or indirect asset and corporate acquisitions, to directly or indirectly finance future growth opportunities, to repay indebtedness, to finance the Corporation’s ongoing capital program, and for other general corporate purposes. The amount of net proceeds to be used for any such purposes will be set forth in a Prospectus Supplement. The Corporation may invest funds which it does not immediately use. Such investments may include short-term marketable investment grade securities. The Corporation may, from time to time, issue securities (including debt securities) other than pursuant to this prospectus.

DESCRIPTION OF COMMON SHARES, PREFERRED SHARES AND CAPITAL STRUCTURE OF PEMBINA

The authorized capital of Pembina consists of an unlimited number of Common Shares, a number of Class A Preferred Shares, issuable in series, not to exceed twenty percent of the number of issued and outstanding Common Shares at the time of issuance of any Class A Preferred Shares, and an unlimited number of Class B Preferred Shares which are deemed to be redeemed if a holder ceases to be a wholly-owned subsidiary of the Corporation (the “Internal Preferred Shares”). As of July 17, 2017, there were 402,896,498 Common Shares outstanding, 15,063,144 Common Shares issuable pursuant to outstanding Options under the Option Plan, and 3,248,747 Common Shares reserved for issuance pursuant to the Series F Convertible Debentures. In addition, 10,000,000 Series 1 Class A Preferred Shares outstanding, 6,000,000 Series 3 Class A Preferred Shares outstanding, 10,000,000 Series 5 Class A Preferred Shares outstanding, 10,000,000 Series 7 Class A Preferred Shares outstanding, 9,000,000 Series 9 Class A Preferred Shares outstanding, 6,800,000 Series 11 Class A Preferred Shares outstanding, and 10,000,000 Series 13 Class A Preferred Shares were outstanding as of July 17, 2017. No Internal Preferred Shares are outstanding.

The following is a summary of the rights, privileges, restrictions and conditions attaching to the Common Shares, the Class A Preferred Shares, and the Internal Preferred Shares.

Common Shares

Holders of Common Shares are entitled to receive notice of and to attend all meetings of shareholders of Pembina and to one vote at such meetings for each Common Share held. The holders of the Common Shares are, at the discretion of the Board and subject to applicable legal restrictions, entitled to receive any dividends declared by the Board on the Common Shares, and are entitled to share in the remaining property of Pembina upon liquidation, dissolution or winding up, subject to the rights of the Internal Preferred Shares, described below.

Pembina has a shareholder rights plan (the “Plan”) that was adopted to ensure, to the extent possible, that all Shareholders are treated fairly in connection with any take-over bid for Pembina and to ensure the Board is provided with sufficient time to evaluate unsolicited take-over bids and to explore and develop alternatives to maximize shareholder value. The Plan creates a right that attaches to each present and subsequently issued Common Share. Until the separation time, which typically occurs at the time of an unsolicited take-over bid, whereby a person acquires or attempts to acquire 20 percent or more of the Common Shares, the rights are not separable from the Common Shares, are not exercisable and no separate rights certificates are issued. Each right entitles the holder, other than the 20 percent acquirer, from and after the separation time and before certain expiration times, to acquire one Common Share at a substantial discount to the market price at the time of exercise. The Board may waive the application of the Plan in certain circumstances. The Plan was reconfirmed at Pembina’s 2016 meeting of shareholders and must be reconfirmed at every third annual meeting thereafter. A copy of the agreement relating to the Plan was filed on Pembina’s SEDAR and EDGAR profiles on May 13, 2016 and May 31, 2016, respectively.

Premium Dividend™ and Dividend Reinvestment Plan

On March 7, 2017 Pembina announced that it was suspending its DRIP, including the premium cash payment component (the “Premium Dividend™”) effective April 25, 2017. If Pembina elects to reinstate the DRIP in the future, shareholders that were enrolled in the DRIP at suspension and remained enrolled at reinstatement will automatically resume participation in the DRIP. The DRIP and all associated agreements were previously amended and restated by Pembina on January 6, 2016. Pursuant to the amended and restated terms, when the DRIP is operating, eligible Pembina shareholders have the opportunity to receive, by reinvesting the cash dividends declared payable by Pembina on their Common Shares, either (i) additional Common Shares at a discount of up to three percent to the Average Market Price (as defined in the DRIP), pursuant to the “Dividend Reinvestment Component” of the DRIP, or (ii) a Premium Dividend™ equal to 101 percent of the amount of reinvested dividends, pursuant to the “Premium Dividend™ Component” of the DRIP. Until otherwise announced by the Corporation, the Board of Directors has set the current discount rate at three percent to the average market price. Additional information about the terms and conditions of the DRIP, including eligibility restrictions and withholding taxes can be found at www.pembina.com. Pembina will determine, for each dividend payment date during a period for which the DRIP is not suspended, the amount of new equity or premium cash payments, if any that will be made available under the DRIP on that date.

Class A Preferred Shares

The Class A Preferred Shares are the Preferred Shares that Pembina may offer and issue from time to time under this prospectus and a Prospectus Supplement. For a description of the Internal Preferred Shares of Pembina which are a separate class of securities from the Class A Preferred Shares described below, please refer to “Description of Common Shares, Preferred Shares and Capital Structure of Pembina – Internal Preferred Shares”.

Subject to certain limitations, the Board may, from time to time, issue Class A Preferred Shares in one or more series and determine for any such series, its designation, number of shares and respective rights, privileges, restrictions and conditions. The Class A Preferred Shares as a class have, among others, the provisions described below. The Class A Preferred Shares were not intended to and will not be used by the Company for anti-takeover purposes without Shareholder approval.

Each series of Class A Preferred Shares shall rank on parity with every other series of Class A Preferred Shares, and shall have priority over the Common Shares, the Internal Preferred Shares and any other class of shares ranking junior to the Class A Preferred Shares with respect to redemption, the payment of dividends, the return of capital and the distribution of assets in the event of the liquidation, dissolution or winding-up of Pembina. The Class A Preferred Shares of any series may also be given such preferences, not inconsistent with the provisions thereof, over the Common Shares, the Internal Preferred Shares and over any other class of shares ranking junior to the Class A Preferred Shares, as may be determined by the Board.

The holders of each series of Class A Preferred Shares shall be entitled to receive dividends as and when declared by the Board in respect of such series of Class A Preferred Shares. If any cumulative dividends or amounts payable on a return of capital in the event of the liquidation, dissolution or winding-up of Pembina in respect of a series of Class A Preferred Shares are not paid in full, the Class A Preferred Shares of all series shall participate rateably in: (a) the amounts that would be payable on such shares if all such dividends were declared at or prior to such time and paid in full; and (b) the amounts that would be payable in respect of the return of capital as if all such amounts were paid in full; provided that if there are insufficient assets to satisfy all such claims, the claims of the holders of the Class A Preferred Shares with respect to repayment of capital shall first be paid and satisfied and any assets remaining shall be applied towards the payment and satisfaction of claims in respect of dividends. After payment to the holders of any series of Class A Preferred Shares of the amount so payable, the holders of such series of Class A Preferred Shares shall not be entitled to share in any further distribution of the property or assets of Pembina in the event of the liquidation, dissolution or winding up of Pembina.

No series of Class A Preferred Shares shall be convertible into any other class of shares of the Corporation but may be convertible into another series of Class A Preferred Shares.

Each series of Class A Preferred Shares shall be redeemable by the Corporation on such terms as determined by the Board.

Holders of any series of Class A Preferred Shares will not be entitled (except as otherwise provided by law and except for meetings of the holders of Class A Preferred Shares or a series thereof) to receive notice of, attend at, or vote at any meeting of shareholders of Pembina, unless the Board shall determine otherwise in the terms of a particular series of Class A Preferred Shares, in which case voting rights shall only be provided in circumstances where Pembina shall have failed to pay a certain number of dividends on such series of Class A Preferred Shares, which determination and number of dividends and any other terms in respect of such voting rights, shall be determined by the Board and set out in the designations, rights, privileges, restrictions and conditions of such series of Class A Preferred Shares. Other than as set out in the foregoing sentence, the material characteristics of each series of Class A Preferred Shares are substantially the same.

The specific terms of any offerings of Preferred Shares including the designation of the particular series, the number of Preferred Shares offered, the offering price, any voting rights, the dividend rate, the dividend payment dates, and terms for redemption at the option of Pembina or the holder, any exchange or conversion terms and any other specific terms will be described in one or more Prospectus Supplements.

See “Risk Factors – Risks Relating to Securities”.

Internal Preferred Shares

Holders of Internal Preferred Shares shall not be entitled to receive notice of, to attend or to vote at any meeting of the shareholders of Pembina, except as required by law. The Internal Preferred Shares are retractable and redeemable at the option of the holder thereof and the Corporation, respectively. The price or consideration payable at which each Internal Preferred Share shall be retracted or redeemed (the “Redemption Amount”) shall be the fair market value of the consideration received therefor as determined by the Board at the time of issuance of the Internal Preferred Shares, as adjusted from time to time pursuant to the terms of the Internal Preferred Shares.

The Internal Preferred Shares were not intended to and will not be used by the Company for anti-takeover purposes without Shareholder approval. If at any time a holder of Internal Preferred Shares ceases to be, or is not, a direct or indirect wholly owned subsidiary of Pembina, Pembina, with or without knowledge of such event, shall be deemed, without further action or notice, to have automatically redeemed all of the Internal Preferred Shares held by such holder in exchange for the Redemption Amount.

All of the issued Internal Preferred Shares of Pembina were cancelled pursuant to the amalgamation between Pembina and its wholly-owned subsidiary Alberta Oil Sands Pipeline Ltd. on October 1, 2015. There are currently no Internal Preferred Shares outstanding.

The holders of Internal Preferred Shares shall be entitled to receive, if and when declared by the Board, preferential non-cumulative dividends based on the Redemption Amount applicable to such shares at the rate to be set by the Board.

Upon the liquidation, dissolution or winding-up of Pembina, the holders of Internal Preferred Shares shall be entitled to receive for each such share, in priority to the holders of Common Shares, the Redemption Amount per share together with all declared but unpaid dividends thereon.

Convertible Debentures

Series F Convertible Debentures

The Series F Convertible Debentures were issued April 29, 2011 in the principal aggregate amount of $172,500,000, which bear interest at an annual rate of 5.75% payable semi-annually on June 30 and December 31 and have a maturity date of December 31, 2018. Each Series F Convertible Debenture is convertible into Common Shares at the option of the holder at any time prior to the close of business on December 31, 2017 and the business day immediately preceding the date specified for redemption by Pembina of the Series F Convertible Debentures, at a conversion price of $29.53 per Common Share, subject to adjustment in certain events. Pembina may, at its option, since December 31, 2016, elect to redeem the Series F Convertible Debentures in whole or in part at the option of Pembina at a price equal to their principal amount plus accrued and unpaid interest. Any accrued unpaid interest will be paid in cash.

Pembina retains a cash conversion option on the Series F Convertible Debentures, allowing the Corporation to pay cash to the converting holder of the debentures in lieu of the holder’s entitlement to Common Shares, at the option of the Corporation.

DESCRIPTION OF WARRANTS

Each series of Warrants will be issued under a separate Warrant agreement or indenture to be entered into between the Corporation and one or more financial institutions or trust companies acting as Warrant agent. A copy of the Warrant agreement or indenture will be filed by the Corporation with the securities commission or similar regulatory authority in each of the provinces of Canada and the SEC after it has been entered into by the Corporation and will be available electronically at www.sedar.com and www.sec.gov. The applicable Prospectus Supplement will include details of the Warrant agreements or indenture covering the Warrants being offered. The Warrant agent will act solely as the agent of the Corporation and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants.

The Corporation will not offer Warrants for sale separately to any member of the public in Canada unless the offering is in connection with and forms part of the consideration for an acquisition or merger transaction or unless the applicable Prospectus Supplement containing the specified terms of the Warrants to be offered separately is first approved for filing by the securities commissions or similar regulatory authorities in each of the provinces of Canada where the Warrants will be offered for sale.

The following sets forth certain general terms and provisions of the Warrants offered under this prospectus. The specific terms of the Warrants, and the extent to which the general terms described in this section apply to those Warrants, will be set forth in the applicable Prospectus Supplement.

Holders of Warrants are not Shareholders. The particular terms of each issue of Warrants will be described in the related Prospectus Supplement. This description will include, where applicable:

(a)	the designation and aggregate number of Warrants;

(b)	the price at which the Warrants will be offered;

(c)	the currency or currencies in which the Warrants will be offered;

(d)	the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

(e)	the number of Common Shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which that amount of securities may be purchased upon exercise of each Warrant;

(f)	the designation and terms of any securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each security;

(g)	the date or dates, if any, on or after which the Warrants and the related securities will be transferable separately;

(h)	whether the Warrants are subject to redemption or call and, if so, the terms of such redemption or call provisions; and

(i)	any other material terms or conditions of the Warrants.

The Corporation reserves the right to set forth in a Prospectus Supplement specific terms of the Warrants that are not within the options and parameters set forth in this prospectus. In addition, to the extent that any particular terms of the Warrants described in a Prospectus Supplement differ from any of the terms described in this prospectus, the description of such terms set forth in this prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such Warrants.

See “Risk Factors – Risks Relating to Securities”.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

Subscription Receipts may be offered separately or in combination with one or more other Securities. The Subscription Receipts will be issued under a Subscription Receipt agreement. A copy of the Subscription Receipt agreement will be filed by the Corporation with the securities commission or similar regulatory authority in each of the provinces of Canada and the SEC after it has been entered into by the Corporation and will be available electronically at www.sedar.com and www.sec.gov. A Subscription Receipt will entitle the holder thereof to receive a Common Share and/or other securities of Pembina, for no additional consideration, upon the completion of a particular transaction or event, typically an acquisition of the assets or securities of another entity by Pembina or one or more of its subsidiaries. The subscription proceeds from an offering of Subscription Receipts will be held in escrow by an escrow agent pending the completion of the transaction or the termination time (the time at which the escrow terminates regardless of whether the transaction or event has occurred). Holders of Subscription Receipts will receive Common Shares and/or other securities of Pembina upon the completion of the particular transaction or event or, if the transaction or event does not occur by the termination time, a return of the subscription funds for their Subscription Receipts together with any interest or other income earned thereon, as determined by the terms of the applicable escrow. Holders of Subscription Receipts are not Shareholders.

The particular terms and provisions of Subscription Receipts offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the

Prospectus Supplement filed in respect of such Subscription Receipts. This description will include, where applicable:

(a)	the number of Subscription Receipts;

(b)	the price at which the Subscription Receipts will be offered;

(c)	the currency or currencies in which the Subscription Receipts will be offered;

(d)	the terms, conditions and procedures pursuant to which the holders of Subscription Receipts will become entitled to receive Common Shares or other securities of Pembina;

(e)	the number of Common Shares or other securities that may be obtained upon conversion of each Subscription Receipt;

(f)	the designation and terms of any other securities with which the Subscription Receipts will be offered, if any, and the number of Subscription Receipts that will be offered with each Common Share or security;

(g)	the terms applicable to the gross proceeds from the sale of the Subscription Receipts plus any interest earned thereon; and

(h)	any other material terms and conditions of the Subscription Receipts.

The Corporation reserves the right to set forth in a Prospectus Supplement specific terms of the Subscription Receipts that are not within the options and parameters set forth in this prospectus. In addition, to the extent that any particular terms of the Subscription Receipts described in a Prospectus Supplement differ from any of the terms described in this prospectus, the description of such terms set forth in this prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such Subscription Receipts.

See “Risk Factors – Risks Relating to Securities”.

DESCRIPTION OF UNITS

Pembina may issue Units comprised of one or more of the Securities described in this prospectus in any combination. Each Unit will be issued so that the holder of the Unit is also the holder of each Security included in the Unit. Thus, the holder of a Unit will have the rights and obligations of a holder of each included Security. The unit agreement, if any, under which a Unit is issued may provide that the Securities comprising the Unit may not be held or transferred separately, at any time or at any time before a specified date.

The particular terms and provisions of Units offered by any Prospectus Supplement, and the extent to which the general terms and provisions described below may apply thereto, will be described in the Prospectus Supplement filed in respect of such Units. This description will include, where applicable:

•	the number of Units;

•	the price at which the Units will be offered;

•	the currency or currencies in which the Units will be offered;

•	the terms of the Units and of the Securities comprising the Units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer, adjustment or exchange of the Units or of the Securities comprising the Units; and

•	any other material terms of the Units.

The Corporation reserves the right to set forth in a Prospectus Supplement specific terms of the Units that are not within the options and parameters set forth in this prospectus. In addition, to the extent that any particular terms of the Units described in a Prospectus Supplement differ from any of the terms described in this prospectus, the description of such terms set forth in this prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such Prospectus Supplement with respect to such Units.

See “Risk Factors – Risks Relating to Securities”.

EARNINGS COVERAGE

The following consolidated earnings coverage ratios of the Corporation have been prepared and included in this prospectus in accordance with Canadian disclosure requirements and have been calculated for the twelve-month period ended December 31, 2016 based on audited financial information and for the twelve-month period ended March 31, 2017 based on unaudited financial information. The earnings coverage ratios set out below do not purport to be indicative of earnings coverage ratios for any future periods and do not give effect to the issuance of Securities that may be issued pursuant to this prospectus and any Prospectus Supplement, since the aggregate principal amounts and the terms of such securities are not presently known. The Corporation’s earnings coverage ratio for the twelve months ended December 31, 2016 has been adjusted to give effect to the issuance by the Corporation of $600 million aggregate principal amount of Series 8 MTNs and Series 9 MTNs on January 20, 2017 and the use of proceeds therefrom as if the Series 8 and 9 MTNs were issued and the proceeds used, as at January 1, 2016.

	Twelve Months Ended December 31, 2016	Twelve Months Ended March 31, 2017
Earnings coverage on long-term debt and preferred shares(1)(2)	2.7x	3.2x

Notes:

(1)	Earnings coverage is equal to profit or loss attributable to the Shareholders before interest expense (including capitalized interest) and income tax expense divided by interest expense (including capitalized interest) on all long-term debt and preferred share dividend obligations.
(2)	Pembina’s pro forma interest coverage ratios for the twelve months ended December 31, 2016 and the three months ended March 31, 2017 were 2.2 times and 3.8 times, respectively. Pembina’s pro forma dividend requirements on all of its Class A Preferred Shares and the Pembina Exchange Shares, adjusted to a before-tax equivalent using an effective income tax rate of 25% and 26% for the twelve months ended December 31, 2016 and the three months ended March 31, 2017 respectively, amounted to approximately $127 million and $34 million for the twelve months ended December 31, 2016 and the three months ended March 31, 2017, respectively. Pembina’s pro forma adjusted interest expense requirements amounted to approximately $252 million and $72 million for the twelve months ended December 31, 2016 and the three months ended March 31, 2017, respectively. The amounts for the twelve months ended December 31, 2016 are adjusted to reflect the issuance by the Corporation of the Series 8 and Series 9 MTNs on January 20, 2017, including the use of proceeds therefrom, as if the Series 8 and 9 MTNs were issued and the proceeds used as at January 1, 2016. Pembina’s pro forma profit or loss attributable to the Shareholders before interest expense and income tax for the twelve month period ended December 31, 2016 was $814 million and for the three month period ended March 31, 2017 was $399 million, which is 2.2 times and 3.8 times Pembina’s aggregate dividend and interest expense requirements (adjusted as described above for the 12 months ended December 31, 2016) for such periods, respectively .All of the foregoing amounts have been calculated using the Pro Forma Financials, which are incorporated by reference in this prospectus, give effect to the Arrangement and, with respect to the twelve months ended December 31, 2016, have been adjusted to give effect to the issuance of the Series 8 MTNs and Series 9 MTNs, including the use of proceeds therefrom.

Pembina’s dividend requirements on all of its Class A Preferred Shares, adjusted to a before-tax equivalent using an effective income tax rate of 29%, amounted to $97 million for the twelve month period ended December 31,

2016 and using an effective income tax rate of 28% amounted to $104 million for the twelve month period ended March 31, 2017. The Corporation’s adjusted interest expense requirements amounted to approximately $185 million for the twelve month period ended December 31, 2016 and the Corporation’s interest expense was approximately $186 million for the twelve month period ended March 31, 2017. The amounts for the twelve months ended December 31, 2017 including the use of proceeds therefrom, as if the Series 8 and 9 MTNs were issued and the proceeds used as at January 1, 2016. Pembina’s profit or loss attributable to the Shareholders before interest expense and income tax for the twelve month period ended December 31, 2016 was $757 million and for the twelve month period ended March 31, 2017 was $917 million, which are 2.7 times and 3.2 times Pembina’s aggregate dividend and interest expense requirements (adjusted as described above for the 12 months ended December 31, 2016) and for such periods, respectively.

PLAN OF DISTRIBUTION

The Corporation may sell the Securities (i) to underwriters or dealers purchasing as principals, (ii) directly to one or more purchasers, or (iii) through agents where permitted by law, for cash or other consideration. The Securities may be sold from time to time in one or more transactions at fixed prices or non-fixed prices, such prices determined by reference to the prevailing price of the Securities in a specified market, at market prices prevailing at the time of sale or at prices to be negotiated with purchasers, including sales in transactions that are deemed to be “at-the-market distributions” as defined in National Instrument 44-102 – Shelf Distributions (“NI 44-102”), including sales made directly on the TSX, NYSE or other existing trading markets for the Securities. The prices at which Securities may be offered may vary as between purchasers and during the period of distribution of the Securities.

The Prospectus Supplement for any of the Securities being offered will set forth the terms of the offering of those Securities, including the name or names of any underwriters, dealers or agents, the offering price of the Securities (in the event the offering is a fixed price distribution), the currency or currencies in which the Securities will be offered, the manner in which the offering price will be determined (in the event the offering is a non-fixed price distribution), the proceeds to the Corporation from that sale if determinable, any underwriting fees or discounts and other items constituting underwriters’ compensation, any public offering price, and any discounts or concessions allowed or re-allowed or paid to dealers or agents. Only underwriters named in the relevant Prospectus Supplement are deemed to be underwriters in connection with the Securities offered by that Prospectus Supplement.

If underwriters purchase Securities as principal, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase those Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Securities offered by the Prospectus Supplement if any of such Securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. The Securities may also be sold directly by the Corporation at prices and upon terms agreed to by the purchaser and the Corporation or through agents designated by the Corporation from time to time. Any agent involved in the offering and sale of the Securities pursuant to this prospectus will be named, and any commissions payable by the Corporation to that agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in the Prospectus Supplement, any agent would be acting on a best efforts basis for the period of its appointment.

The Corporation may agree to pay the underwriters a commission for various services relating to the issue and sale of any Securities offered by this prospectus. Any such commission will be paid out of the Corporation’s general funds or the proceeds of the sale of the Securities. Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Corporation to indemnification against certain liabilities, including liabilities under the Securities Act, as amended, and Canadian provincial securities legislation, or to contribution with respect to payments that those underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Any offering of Securities, other than Common Shares, will be a new issue of securities with no established trading market. Unless otherwise specified in the applicable Prospectus Supplement, such Securities will not be listed on any securities exchange. Certain dealers may make a market in such Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any dealer will make a market in such Securities or as to the liquidity of the trading market, if any, for such Securities.

Except as set out in a Prospectus Supplement relating to a particular offering of Securities, in connection with any offering of Securities, other than an “at-the-market distribution”, the underwriters, dealers or agents, as the case may be, may over-allot or effect transactions intended to fix or stabilize the market price of the Common Shares at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

CERTAIN INCOME TAX CONSIDERATIONS

The applicable Prospectus Supplement may describe certain Canadian federal income tax consequences to an investor who is a resident of Canada or who is a non-resident of Canada of acquiring, owning or disposing of any Securities offered thereunder, including to the extent applicable, whether any dividends or interest relating to the Securities will be subject to Canadian non-resident withholding tax.

The applicable Prospectus Supplement may also describe certain material U.S. federal income tax consequences of the acquisition, ownership and disposition of any Securities offered thereunder by an initial investor who is subject to United States federal taxation.

RISK FACTORS

An investment in the Securities will be subject to various risks including those discussed below and those risks inherent to the industry in which Pembina operates. Before deciding whether to invest in any Securities, investors should consider carefully the risks discussed below, the risks incorporated by reference in this prospectus (including subsequently filed documents incorporated by reference) and those described in a Prospectus Supplement relating to a specific offering of Securities.

Discussions of certain risk factors affecting Pembina in connection with its business are provided in Pembina’s disclosure documents filed with the various securities regulatory authorities which are incorporated by reference in this prospectus. In particular, see “Risk Factors” in the AIF and the Annual MD&A. Before investing, prospective purchasers of Securities should carefully consider the information contained or incorporated by reference in this prospectus. In addition, prospective purchasers of Securities should consult the disclosure provided under the heading “Risk Factors” in the Veresen Circular for information respecting additional risks relating to the business of Veresen.

Risks Relating to the Securities

There is no market through which the Securities (other than the Common Shares) may be sold.

There is currently no market through which any of the Securities, other than the Common Shares, may be sold and the purchasers of such Securities may not be able to resell such securities purchased under this prospectus and any Prospectus Supplement. There can be no assurance that a secondary market will develop for any of the

Preferred Shares, Warrants, Subscription Receipts or Units that may be issued under this prospectus or that any secondary market which does develop will continue. This may affect the pricing of such Securities in the secondary market, if any, the transparency and availability of trading prices, the liquidity of the securities and the extent of regulation of such Securities.

The public offering prices of the Securities may be determined by negotiation between Pembina and underwriters based on several factors and may bear no relationship to the prices at which Securities will trade in the public market subsequent to such offering. See “Plan of Distribution”.

The Common Shares may be subject to price and volume fluctuations, and the market price for the Common Shares following an offering may drop below the offering price.

In recent years, securities markets have experienced considerable price and volume volatility, which may have been unrelated to the operating performance of Pembina and not necessarily determined solely by reference to the underlying value of Pembina’s assets. The market price of publicly traded securities is affected by many variables, including the strength of the economy generally, commodity prices, the availability and attractiveness of alternative investments and the breadth of the public market for the securities. The effect of these and other factors on the market price of securities on the stock exchanges on which Pembina securities trade suggests that the trading price of the Common Shares may be volatile. The market price of the Common Shares may be affected by numerous factors beyond the control of Pembina. These fluctuations may affect the price of the Common Shares following an offering, and the market price of the Common Shares may drop below the offering price. As a result of this volatility, securityholders may not be able to sell their Common Shares at or above the offering price. Pembina cannot predict at what price the Common Shares issued by Pembina will trade in the future.

The decision to pay dividends and the amount of such dividends is subject to the discretion of the Board based on numerous factors and may vary from time to time.

Cash dividends to holders of Common Shares or Preferred Shares are not guaranteed. Although Pembina currently intends to pay monthly cash dividends to its holders of Common Shares, these cash dividends may be reduced or suspended. The amount of cash available to Pembina to pay dividends, if any, can vary significantly from period to period for a number of reasons, including, among other things: Pembina’s operational and financial performance; fluctuations in operating costs; the amount of cash required or retained for debt service or repayment; amounts required to fund capital expenditures and working capital requirements; access to equity markets; foreign currency exchange rates and interest rates; and the risk factors set herein and documents incorporated by reference herein.

The decision whether or not to pay dividends and the amount of any such dividends are subject to the discretion of the Board, which regularly evaluates Pembina’s proposed dividend payments and the solvency test requirements of the Business Corporations Act (Alberta). In addition, the level of dividends per Common Share will be affected by the number of outstanding Common Shares and other securities that may be entitled to receive cash dividends or other payments, such as Preferred Shares and debt securities which may be entitled to payment in priority to dividends on Common Shares. Dividends may be increased, reduced or suspended depending on Pembina’s operational success and the performance of its assets. The market value of the Securities may deteriorate if Pembina is unable to meet dividend expectations in the future, and that deterioration may be material.

Pembina may issue additional Securities in the future which may dilute the holdings of existing securityholders, including holders of Securities purchased hereunder, or which may have priority over existing securityholders.

Pembina may issue additional Securities, which may dilute existing securityholders, including purchasers of the Securities hereunder. Pembina may also issue debt securities that have priority over holders of other Securities with respect to payment in the event of an insolvency or winding up of Pembina. Securityholders will have no pre-emptive rights in connection with any such further issuances. The Board has the discretion to determine the designation, rights, privileges, restrictions and conditions attached to any series of Preferred Shares, the price and terms of any Debt Securities and the price and terms for any issuances of Common Shares, Warrants and Subscription Receipts.

Credit ratings may not reflect all risks of an investment in the Preferred Shares and may change.

Credit ratings may not reflect all risks associated with an investment in Preferred Shares. Any credit ratings applied to Preferred Shares are an assessment of Pembina’s ability to pay its obligations. Consequently, real or anticipated changes in the credit ratings will generally affect the market value of Preferred Shares. The credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors discussed herein on the value of Preferred Shares. There is no assurance that any credit rating assigned to Preferred Shares will remain in effect for any given period of time or that any rating will not be lowered or withdrawn entirely by the relevant rating agency.

Increases in interest rates may cause the market price or value of the Preferred Shares to decline.

Prevailing interest rates will affect the market price or value of the Preferred Shares. The market price or value of the Preferred Shares may decline as prevailing interest rates for comparable instruments rise, and increase as prevailing interest rates for comparable debt instruments decline.

Risks Relating to the Arrangement

Possible Failure to Realize Anticipated Benefits of the Arrangement

The Arrangement is subject to normal commercial risks that such transaction may not be completed on the terms negotiated or at all, Pembina and Veresen are proposing to complete the Arrangement to strengthen the position of Pembina in the pipeline industry and to create the opportunity to realize certain benefits including, among other things, potential cost savings. Achieving the benefits of the Arrangement depends in part on successfully consolidating functions and integrating operations, procedures and personnel in a timely and efficient manner, as well as the ability of Pembina, after giving effect to the Arrangement, to realize the anticipated growth opportunities and synergies from combining the acquired businesses and operations of Veresen with those of Pembina.

The integration of the Veresen assets requires the dedication of substantial management effort, time and resources which may divert management’s focus and resources from other strategic opportunities and from operational matters during this process. The integration process may result in the loss of key employees and the disruption of ongoing business, customer and employee relationships that may adversely affect Pembina’s ability to achieve the anticipated benefits of the Arrangement.

Satisfaction of Conditions Precedent

The completion of the Arrangement is subject to a number of condition precedents, certain of which are outside the control of Veresen and Pembina, including obtaining the requisite approvals from Common Shareholders and receipt of certain required regulatory approvals, including approval under the Competition Act (Canada). A substantial delay in obtaining satisfactory approvals or the imposition of unfavourable terms or conditons to the regulatory approvals necessary to complete the Arrangement could delay the effective date and may adversely affect the business, financial condition or results of Pembina or the combined company. There is no certainly, nor can Pembina provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied. If for any reason the Arrangement is not completed, or is materially delayed, the market price or value of the Securities may be adversely affected.

Entry into New Business Activities

Completion of the Arrangement will result in a combination of the current business activities currently carried on by each of Veresen and Pembina as separate entities. The combination of these activities into the combined company may expose Pembina and the holders of its Securities to different business risks than those to which they were exposed prior to the Arrangement. As a result of the changing risk profile of the companies, the combined company may be subject to review of its credit ratings, which may result in a downgrade or negative outlook being assigned to the combined company.

After the completion of the Arrangement, Pembina will face the same risks currently facing each of Veresen and Pembina, in addition to other risks.

LEGAL PROCEEDINGS

There are no outstanding legal proceedings material to the Corporation to which the Corporation or any of its direct or indirect subsidiaries is a party or in respect of which any of the properties of the Corporation or any of its direct or indirect subsidiaries are subject, nor are there any such proceedings known to be contemplated.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The auditors of the Corporation are KPMG LLP, Chartered Professional Accountants, Calgary, Alberta, Canada.

The auditors of Veresen are PricewaterhouseCoopers LLP, Chartered Professional Accountants, Calgary, Alberta, Canada.

The transfer agent and registrar for the Common Shares, Series F Convertible Debentures, Series 1 Class A Preferred Shares, Series 3 Class A Preferred Shares, Series 5 Class A Preferred Shares, Series 7 Class A Preferred Shares, Series 9 Class A Preferred Shares, Series 11 Class A Preferred Shares and Series 13 Class A Preferred Shares is Computershare Trust Company of Canada at its principal offices in Calgary, Alberta and Toronto, Ontario.

LEGAL MATTERS

Certain matters relating to the offer and sale of the Securities will be passed upon on behalf of the Corporation by Blake, Cassels & Graydon LLP, as to matters of Canadian law, and Dorsey & Whitney LLP, as to matters of U.S. law.

INTERESTS OF EXPERTS

As at the date of this prospectus, the partners and associates of Blake, Cassels & Graydon LLP, as a group, and the partners and associates of Dorsey & Whitney LLP as a group, in each case, beneficially own, directly or indirectly, less than 1% of any class of securities of the Corporation.

In connection with the audit of the Corporation’s annual financial statements for the year ended December 31, 2016, KPMG LLP confirmed that they are independent with respect to the Corporation within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations and also that they are independent accountants with respect to the Corporation under all relevant U.S. professional and regulatory standards.

In connection with the audit of the Veresen Annual Financials, PricewaterhouseCoopers LLP confirmed that they are independent with respect to Veresen within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulations.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been or will be filed with the SEC as part of the registration statement of which this prospectus forms a part: the documents referred to under “Documents Incorporated by Reference”; consent of KPMG LLP; consent of PricewaterhouseCoopers LLP; consent of Blake, Cassels & Graydon LLP; and powers of attorney from directors and officers of the Corporation.

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO

OFFEREES OR PURCHASERS

Indemnification of Directors and Officers.

Under the Business Corporations Act (Alberta) (the “ABCA”), the Registrant may indemnify a director or officer of the Registrant, a former director or officer of the Registrant, or a person who acts or acted at the request of the Registrant as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the director or officer in respect of any civil, criminal or administrative action or proceeding to which the director or officer is made a party by reason of being or having been a director or officer of the Registrant, (i) if the director or officer acted honestly and in good faith with a view to the best interests of the Registrant, and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer had reasonable grounds for believing that the director’s or officer’s conduct was lawful. The Registrant may with the approval of the Court of Queen’s Bench of Alberta indemnify the aforementioned persons in respect of an action by or on behalf of the Registrant to procure a judgment in its favor, to which the person is made a party by reason of being or having been a director or officer of the Registrant, against all costs, charges and expenses reasonably incurred by the person in connection with the action if the person fulfills the conditions set forth in (i) and (ii) above. A director or officer of the Registrant, a former director or officer of the Registrant, or a person who acts or acted at the request of the Registrant as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and the director’s or officer’s heirs and legal representatives, is entitled to indemnification from the Registrant pursuant to the ABCA in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defense of any civil, criminal or administrative action or proceeding to which the person is made party by reason of being or having been a director or officer of the Registrant, if the person seeking indemnity was substantially successful on the merits, fulfilled the conditions set forth in (i) and (ii) above, and is fairly and reasonably entitled to indemnity.

The by-laws of the Registrant provide that, subject to the provisions of the ABCA, the Registrant shall indemnify a director or officer of the Registrant, a former director or officer of the Registrant, or a person who acts or acted at the request of the Registrant as a director or officer of a body corporate of which the Registrant is or was a shareholder or creditor, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Registrant or such body corporate, if he acted honestly and in good faith with a view to the best interests of the Registrant, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The by-laws of the Registrant also provide that the Registrant may also indemnify such persons in such other circumstances as the ABCA permits or requires.

The Registrant has indemnity agreements with, and has directors’ and officers’ liability insurance for the benefit of, each of its directors and officers. The terms and conditions of such agreements are consistent with the provisions of the ABCA and the Registrant’s by-laws and the terms and conditions of such insurance are standard for the Registrant’s industry.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

EXHIBITS

See the Exhibit Index hereto.

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.	Undertaking.

Pembina Pipeline Corporation undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Securities and Exchange Commission (the “Commission”) staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.	Consent to Service of Process.

Concurrently with the filing of this Registration Statement, Pembina Pipeline Corporation has filed with the Commission a written Appointment of Agent for Service of Process and Undertaking on Form F-X.

Any change to the name or address of the agent for service of Pembina Pipeline Corporation shall be communicated promptly to the Commission by an amendment to Form F-X referencing the file number of this Registration Statement.

III-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Pembina Pipeline Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Calgary, Alberta, Canada, on July 18, 2017.

PEMBINA PIPELINE CORPORATION

By:	/s/ J. Scott Burrows
Name: J. Scott Burrows
Title: Senior Vice President and Chief Financial Officer

POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Michael (Mick) H. Dilger and J. Scott Burrows, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated and on July 18, 2017:

Signature	Title

/s/ M.H. Dilger M.H. Dilger	President & Chief Executive Officer and Director (Principal Executive Officer)

/s/ J. Scott Burrows J. Scott Burrows	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ Randall J. Findlay Randall J. Findlay	Chairman of the Board of Directors

III-2

Signature	Title

/s/ Anne-Marie N. Ainsworth Anne-Marie N. Ainsworth	Director

/s/ Lorne B. Gordon Lorne B. Gordon	Director

/s/ Gordon J. Kerr Gordon J. Kerr	Director

/s/ David M.B. LeGresley David M.B. LeGresley	Director

/s/ Robert B. Michaleski Robert B. Michaleski	Director

/s/ Leslie A. O’Donoghue Leslie A. O’Donoghue	Director

/s/ Bruce D. Rubin Bruce D. Rubin	Director

/s/ Jeffrey T. Smith Jeffrey T. Smith	Director

III-3

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has signed this Registration Statement, solely in its capacity as the duly authorized representative of Pembina Pipeline Corporation in the United States, on July 18, 2017.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Managing Director

III-4

EXHIBIT INDEX

Exhibit	Description

4.1	Annual Information Form of Pembina Pipeline Corporation for the year ended December 31, 2016 (incorporated by reference to Exhibit 99.1 to the Annual Report on Form 40-F of Pembina Pipeline Corporation, filed on February 24, 2017) (File No. 001-35563).

4.2	Audited consolidated statement of financial position of the Pembina Pipeline Corporation as at December 31, 2016 and December 31, 2015 and the consolidated statements of earnings and comprehensive income, changes in equity and cash flows of Pembina Pipeline Corporation for the years then ended, together with the notes thereto and the auditors’ report thereon (incorporated by reference to Exhibit 99.3 to the Annual Report on Form 40-F of Pembina Pipeline Corporation, filed on February 24, 2017) (File No. 001-35563).

4.3	Management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2016 (incorporated by reference to Exhibit 99.2 to the Annual Report on Form 40-F of Pembina Pipeline Corporation, filed on February 24, 2017) (File No. 001-35563).

4.4	Management information circular dated March 26, 2017 relating to the annual meeting of shareholders held on May 5, 2017 (incorporated by reference to the Report on Form 6-K of Pembina Pipeline Corporation, filed on March 31, 2017) (File No. 001-35563).

4.5	Unaudited condensed consolidated interim financial statements for the three months ended March 31, 2017 (incorporated by reference to Exhibit 99.1 to the Report on Form 6-K of Pembina Pipeline Corporation that includes such information, filed on May 5, 2017) (File No. 001-35563).

4.6	Management’s discussion and analysis of financial condition and results of operations for the three months ended March 31, 2017 (incorporated by reference to Exhibit 99.1 to the Report on Form 6-K of Pembina Pipeline Corporation that includes such information, filed on May 5, 2017) (File No. 001-35563).

4.7	Material change report, dated May 3, 2017 (incorporated by reference to the Report on Form 6-K of Pembina Pipeline Corporation, filed on June 19, 2017) (File No. 001-35563).

4.8	Audited consolidated statement of financial position of Veresen Inc. as at December 31, 2016 and December 31, 2015 and the consolidated statements of income (loss), comprehensive income (loss) shareholders’ equity and cash flows for Veresen for the years then ended, together with the notes thereto and the auditors’ report thereon.

4.9	Unaudited consolidated financial statements of Veresen, together with the notes thereto, as at and for the three months ended March 31, 2017.

4.10	Pro forma consolidated financial statements.

5.1	Consent of KPMG LLP.

5.2	Consent of PricewaterhouseCoopers LLP.

5.3	Consent of Blake, Cassels & Graydon LLP.

6.1	Powers of Attorney (included on the signature page of this Registration Statement).